CERTIFICATE OF INCORPORATION

                                       OF

                               TRAVELNOW.COM INC.

     The undersigned, in order to form a corporation pursuant to the General Corporation Law of the State of Delaware, certifies:

     FIRST: NAME. The name of the corporation is TravelNow.com Inc. (the "Corporation").

     SECOND: REGISTERED OFFICE; AGENT. The Registered Office of the Corporation in the State of Delaware is located at 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its Registered Agent at such address is The Corporation Trust Company.

     THIRD: PURPOSE. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as presently in effect or as it may hereafter be amended.

     FOURTH: CAPITALIZATION. The aggregate number of shares of capital stock authorized to be issued by this Corporation shall be 50,000,000 shares of common stock, $0.01 par value per share (the "Common Stock"), and 25,000,000 shares of preferred stock, $0.01 par value per share (the "Preferred Stock"). Each share of issued and outstanding Common Stock shall entitle the holder thereof to one vote on each matter with respect to which stockholders have the right to vote, to fully participate in all stockholder meetings, and to share ratably in the net assets of the Corporation upon liquidation or dissolution, but each such share shall be subject to the rights and preferences of the Preferred Stock as hereinafter set forth.

     The Preferred Stock may be issued from time to time in one or more series in any manner permitted by law, as determined from time to time by the Board of Directors and stated in any resolution providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it, each series to be appropriately designated, prior to the issuance of any shares thereof, by some distinguishing letter, number or title. All shares of each series of Preferred Stock shall be alike in every particular and of equal rank, have the same powers, preferences and rights and be subject to the same qualifications, limitations and restrictions, without distinction between the shares of different series thereof, except in regard to the following particulars, which may differ as to different series:

     A. the annual rate of dividends payable and the dates from which such dividend shall commence to accrue, if at all;

     B. the amount payable upon a stock redemption and the manner in which shares of a particular series may be redeemed;

     C. the amount payable upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

     D. the provisions of any sinking fund established with respect to the shares of a series;

     E. the terms and rates of conversion or exchange, if shares of a series are convertible or exchangeable; and

     F. the provisions as to voting rights, if any; provided that the shares of any series of Preferred Stock having voting power shall not have more than one vote per share.

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     Before any shares of a particular series of Preferred Stock are issued, the designations of such series and its terms in respect of the foregoing particulars shall be fixed and determined by the Board of Directors in any manner permitted by law and stated in a resolution providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it. Such designations and terms shall be set forth in full or summarized on the certificates for such series. The Board of Directors may increase the number of such shares by providing that any unissued shares of Preferred Stock shall constitute part of such series, or may decrease (but not below the number of shares thereof then outstanding) the number of shares of any series of Preferred Stock already created by providing that any unissued shares previously assigned to such series shall no longer constitute part thereof. The Board of Directors is hereby empowered to classify or reclassify any unissued shares of Preferred Stock by fixing or altering the terms thereof in respect to the referenced particulars and by assigning the same to an existing or newly established series from time to time before the issuance of such shares.

     The holders of shares of each series shall be entitled to receive, out of any funds legally available therefor, when and as declared by the Board of Directors, cash dividends at such rate per annum as shall be fixed by resolution of the Board of Directors for such series, payable periodically on the dates fixed by the Board of Directors for the series. Such dividends may be cumulative or non-cumulative, deemed to accrue from day to day regardless of whether or not earned or declared and may commence to accrue on each share of Preferred Stock from such date or dates, and as may be determined and stated by the Board of Directors prior to the issuance thereof. The Corporation shall make dividend payments ratably upon all outstanding shares of Preferred Stock in proportion to the amount of dividends thereon to the date of such dividend payment, if any.

     As long as any shares of Preferred Stock shall remain outstanding, no dividend (other than a dividend payable in shares ranking junior to such Preferred Stock with respect to the payment of dividends or liquidated assets) shall be declared or paid upon, nor shall any distribution be made or ordered in respect of, shares of the Common Stock or any other class of shares ranking junior to the shares of such Preferred Stock as to the payment or dividends of liquidating assets, nor shall any monies (other than the net proceeds received from the sale of shares ranking junior to the shares of such Preferred Stock as to the payment of dividends or liquidating assets) be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of shares of the Common Stock or of any other class of shares ranking junior to the shares of such Preferred Stock as to dividends or assets unless:

     (a) all dividends on the shares of Preferred Stock of all series for past dividend periods shall have been paid and the full dividend on all outstanding shares of Preferred Stock of all series for the then current dividend period shall have been paid or declared and set apart for payment; and

     (b) the Corporation shall have set aside all amounts, if any, required to be set aside as and for sinking funds, if any, for the shares of Preferred Stock of all series for the then current year, and all defaults, if any, in complying with any such sinking fund requirements in respect of previous years shall have been cured.

     The Corporation, at the option of the Board of Directors, may at any time redeem the whole, or from time to time any part, of any series of Preferred Stock, subject to such limitations as may be adopted by the Board authorizing the issuance of such shares, by paying therefor in cash the amount which shall have been determined by the Board of Directors, in the resolution authorizing such series, to be payable upon the redemption of such shares at such time. Redemption may be made of the whole or any part of the outstanding shares of any one or more series, in the discretion of the Board of Directors; but if the redemption shall be effected only with respect to a part of a series, the shares to be redeemed may be selected by lot, or all of the shares of such series may be redeemed pro rata, in such manner as may be prescribed by resolution of the Board of Directors.

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


     Subject to the foregoing provisions and to any qualifications, limitations, or restrictions applicable to any particular series of Preferred Stock which may be stated in the resolution providing for the issuance of such series, the Board of Directors shall have authority to prescribe from time to time the manner in which any series of Preferred Stock shall be redeemed.

     Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the shares of Preferred Stock of each series shall be entitled, before any distribution shall be made with respect to shares of Common Stock or to any other class of shares junior to the shares of Preferred Stock as to the payment of dividends or liquidating assets, to be paid the full preferential amount fixed by the Board of Directors for such series as herein authorized. If upon such liquidation or dissolution of the Corporation, whether voluntary or involuntary, the net assets of the Corporation shall be insufficient to permit the payment to all outstanding shares of Preferred Stock of all series of the full preferential amounts to which they are respectively entitled, the entire net assets of the Corporation shall be distributed ratably to all outstanding shares of Preferred Stock in proportion to the full preferential amount to which each such share is entitled.

     FIFTH: INCORPORATOR. The name and mailing address of the incorporator are Victoria R. Westerhaus, Esq., c/o Shook, Hardy & Bacon L.L.P., 1010 Grand Boulevard, 5th Floor, P.O. Box 15607, Kansas City, Missouri, 64106-0607.

     SIXTH: WRITTEN BALLOT. Election of Directors of the Corporation need not be by written ballot unless the Bylaws so provide.

     SEVENTH: BYLAWS. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is authorized and empowered to make, alter, amend and repeal the Bylaws of the Corporation in any manner not inconsistent with the laws of the State of Delaware.

     EIGHTH: INDEMNIFICATION. The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware as presently in effect or as it may hereafter be amended, indemnify all persons whom it may indemnify pursuant thereto and advance expenses of litigation to Directors and Officers in accordance with the procedures and limitations set forth in the Bylaws of the Corporation.

     NINTH: DIRECTOR LIABILITY. To the fullest extent permitted by the General Corporation Law of the State of Delaware as presently in effect or as it may hereafter be amended, a Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director.

     TENTH: COMPROMISES OR ARRANGEMENTS WITH CREDITORS OR STOCKHOLDERS. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the

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Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

     ELEVENTH: AMENDMENT OF CERTIFICATE. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, Directors and Officers are subject to this reserved power.

     IN WITNESS WHEREOF, I have executed, signed and acknowledged this Certificate of Incorporation this _____ day of October, 2000.


                                          /s/ Victoria R. Westerhaus
                                          ------------------------------------
                                          Victoria R. Westerhaus
                                          Sole Incorporator






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